Exhibit 99.1

Press Release

Action Products International Appoints New CFO

ORLANDO, FL – June 20, 2005 – Action Products International, Inc. (NASDAQ-SC: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens announced that the company has appointed John R. Oliver as its Chief Financial Officer and Company Secretary effective June 27, 2005.

Mr. Oliver is 44 years old and holds a BS in accounting from Connecticut State University, an MBA degree in finance from the Marshall School of Business at the University of Southern California, and is a Certified Public Accountant. In addition, he is a member of the American Institute of Certified Public Accountants. His career includes senior financial roles in public accounting, publishing and management consulting. He was a Group Controller and Audit Manager for the Brinks Company. He held a senior finance position at Grolier. While at Ernst & Young he directed major financial, operations and systems integration projects. Some of his clients included Best Buy, Amazon.com, Hewlett Packard, Targus, Target, Home Depot and Heineken. Most recently he helped launch UPS Consulting for United Parcel Service [NYSE: UPS] where he led large supply chain and financial turnaround projects.

Ronald S. Kaplan, the company’s CEO, and since March 28th the acting CFO, stated, “We saw many fine candidates for this job, but we could not pass the opportunity to bring aboard someone of John’s impeccable standards and background. John brings entrepreneurialism combined with disciplined large company front line experience, and a strong accounting and auditing background. John is a hard working team builder, fully capable of leading all facets of accounting and finance as well as “back-office”, technology, and supply-chain operations. I look forward to working with John as we complete the integration of our acquisition and pursue additional asset acquisition and merger candidates.”

“I have been familiar with Action Products International for some time and have admired its approach to challenges upon small public companies over that time. I am confident we can do much more to grow the business upon the existing model that is firmly in place. As a parent, I am proud to be aboard with an organization that is concerned simultaneously with profitability and Society, through children,” commented Mr. Oliver. “I look forward to meeting and working with our (Action Products’) team members, customers, vendors, and investor community.”

About Action Products

Action Products International, Inc. brands include JAY JAY THE JET PLANE Wooden Adventure System™, I Dig Dinosaurs® and I Dig Treasures® excavation activity kits, Space Voyagers® (“The most authentic Space Toys on Earth”), Wild Climbers™ and Climb@Tron™ window-climbing animals and robots, Play and Store™ themed playsets, Kidz Workshop™ wooden projects, Drop Zone Extreme™ parachute toys, and Curiosity Kits®, a leading, award-winning specialty brand for kids’ craft and activity kits. Its products are marketed and sold worldwide to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets.

Visit the Company’s web site at www.apii.com.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contact:	Ray Oliver 407-481-8007 Ext 723 Investor Relations Officer
Aurelius Consulting Group 800-644-6297